Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-284635) on Form S-3 of M-tron Industries, Inc. of our report dated March 27, 2025 relating to the consolidated financial statements of M-tron Industries, Inc. appearing in this Annual Report on Form 10-K of M-tron Industries, Inc. for the year ended December 31, 2024.

/s/ PKF O'Connor Davies, LLP

New York, New York

March 27, 2025